Exhibit 99.1
AeroGrow Reports Results for the Quarter Ended June 30, 2013

•	New Partnership with The Scotts Miracle-Gro Company completed during the quarter

•	Retail sales up 286% YOY, new retailers The Home Depot, Costco and Frontgate added

•	Rebranding of the product line as the “Miracle-Gro AeroGarden” is well underway … re-launch set for fall

Boulder, CO – August 15, 2013 - AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended June 30, 2013, the first quarter of AeroGrow’s 2014 fiscal year.

For the three months ended June 30, 2013, total revenue of $1,123,169 was down 20.7% relative to the same period in the prior year.  The decline was caused by a broad inventory shortage triggered by the company’s re-tooling efforts to co-brand the AeroGarden product line with the highly visible Miracle-Gro brand.  Due to the inventory shortage, spending on advertising was also reduced 56% from the prior year, further impacting revenue.  Partially offsetting the decline in our Direct-to-Consumer channel were large percentage sales increases in our retail channel, which was up 286%, and in the international channel, up 310% year-over-year.

As a result of lower sales, the company’s operating loss was $489,196 for the three months ended June 30, 2013, compared to $398,616 in the prior year period.

 “Our first quarter of the 2014 fiscal year was a time of rapid transition for AeroGrow” said Mike Wolfe, AeroGrow’s President and Chief Executive Officer.  “We announced the closing of our $4.5 million cash transaction with The Scott’s Miracle-Gro Company early in the quarter, and have since worked to co-brand our line with the highly recognized and trusted Miracle-Gro brand, leverage the broad retail sales distribution offered us by the Scott’s Miracle-Gro Company, re-invigorate our international distribution and accelerate our new product development.

“By the fall of this year we will have successfully rebranded and re-launched the Miracle-Gro AeroGarden lineup, and will have established new selling relationships with Costco, The Home Depot, Frontgate Catalog, Hammacher Schlemmer, Target, The Home Shopping Network (HSN) and others.  Our established resellers, like Amazon.com, are preparing for large increases in sales this year as well, and we will be aggressively promoting our Direct-to-Consumer business.”

“While our sales for the June quarter did decline year over year, this was expected due to inventory limitations as we waited for newly co-branded products instead of purchasing the older inventory which would be of no use to us once we re-brand the full line.  Given these shortages, we significantly dialed back our media spending and the promotional activities typically utilized in our Direct-to-Consumer business.  We’ll face continued shortages through much of the fiscal 2nd quarter as well, with inventory levels being fully re-stocked with new co-branded products early this fall, well in advance of the holiday selling season.”

On April 23, 2013 the Company announced that Scotts Miracle-Gro had made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 30% beneficial ownership interest in AeroGrow.  In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth.

“We’re now well down the path to executing the initial steps of our long term strategy to dramatically grow the Company by leveraging the assets brought by our relationship with Scott’s Miracle-Gro,” continued Mr. Wolfe.  “We’ve had great support from our new partners, and the results can be seen through increased retail partnerships, accelerated new product development, and increasing visibility for our co-branded line and for indoor gardening in general.  I believe this will translate into strong growth prospects for the Company in the months and years ahead.”

RESULTS OF OPERATIONS

Three Months Ended June 30, 2013 and June 30, 2012

Summary Overview

For the three months ended June 30, 2013, total revenue of $1,123,169 was down 20.7%, or $293,364, relative to the same period in the prior year.  The decline was caused by a $544,404, or 40.9%, decline in sales to direct-to-consumer channels caused by the aging of our direct response customer file and a lack of advertising due to low inventory levels.  This decline was partially offset by the sales in our retail channels which were up 285.7%, or $125,102, primarily to sales to newly acquired retail accounts, particularly Amazon.com.   Sales to international distributors increased by 310.2% to $166,533 in the three months ended June 30, 2013 relative to the same period in the prior year. This increase is exclusively attributable to reorders from our existing customers.

We saw a 32.9% year-over-year increase in the efficiency of our marketing efforts during the three months ended June 30, 2013, as measured by dollars of direct-to-consumer sales per dollar of advertising expense. Sales per dollar of advertising expense totaled $10.39 for the three months ended June 30, 2013, as compared to $7.82 per dollar of advertising expense in for the same period the previous year. Marketing efficiency improved as we reduced our marketing spending due to the lack of inventory as we rebrand our product line with the Miracle-Gro trade name. We spent only $75,826 during the three months that ended June 30, 2013 compared to $170,457 for the same period in the previous year.

On a product line basis, we experienced a year-over-year increase in the mix of AeroGardens as a percent of total revenue as we began to see an increase in retail customers, which tend to be new AeroGarden customers.  For the three months ended June 30, 2013, AeroGarden sales represented 66.6% of total revenue, as compared to 36.7% in the prior year period.  Seed kit and accessory sales dropped as a percent of the total to 33.4% from 63.3% in the prior year period.

Our gross margin for the three months ended June 30, 2013 was 35.8%, down from 51.1% in the prior year period as we shift our revenue mix from higher margin direct response customers and seed kit sales to lower margin retailers, international distributors and AeroGarden sales. Our gross margin is also affected by brand and intellectual property royalty fees associated with our strategic alliance with Scotts Miracle-Gro, which we believe will result in expanded sales outlets and overall sales and decreased gross margins.

In aggregate, our total operating expenses decreased 20.6%, or $230,896 year-over-year, principally because we: (i) did not replace our CFO who resigned in April 2013, (ii) incurred less legal, corporate governance and regulatory costs, and (iii) incurred less research and development cost after we introduced the new AeroGrow Ultra product in the third quarter of Fiscal 2013.

As a result of lower sales, our operating loss increased to $489,196 for the three months ended June 30, 2013, from $398,616 in the prior year period.

Other income and expense for the three months ended June 30, 2013 totaled to a net other income of $421,899, as compared to net other expense of $6,769,192 in the prior year period.  The net other income in the current year period included $488,625 income attributable to the repayment and settlement of the MainPower note. For the three months ended June 30, 2012, the net other expense included $6,648,267 in non-recurring, non-cash charges that resulted from the conversion of all of our outstanding convertible debt into common stock during the period.

The net loss for the three months ended June 30, 2013 was $67,297, as compared to a $7,167,808 loss in the prior year, primarily due to the gain on the settlement of the MainPower Note and the non-cash charges that resulted from the conversion of all of our outstanding convertible debt into common stock during the prior period.

Under the requirement of United States Generally Accepted Accounting Principles (“GAAP’), certain liabilities that will not require cash payments were incurred as a result of our strategic alliance with Scotts Miracle-Gro. The warrant granted to SMG requires classification as a liability at the estimated fair value. Also, the excess of proceeds over the carrying value on the sale of the intellectual property requires debt classification. As of June 30, 2013, the balance of those two liabilities was $861,026. Further discussion of the Scotts Miracle-Gro transaction can be found in Note 4 of our Form 10Q for the period ended June 30, 2013.

AEROGROW INTERNATIONAL, INC.
Statements of Operations
(Unaudited)

	Three Months ended June 30,
	2013	2012
Product sales	$1,123,169	$1,416,533
Cost of revenue	721,444	693,332
Gross profit	401,725	723,201

Operating expenses
Research and development	21,669	93,024
Sales and marketing	470,021	451,177
General and administrative	399,231	577,616
Total operating expenses	890,921	1,121,817

Loss from operations	(489,196)	(398,616)

Other (income) expense, net
Interest (income)	(2)	(2)
Interest expense	91,167	108,975
Interest expense – related party	3,593	11,650
Debt conversion cost	-	6,648,267
Other (income) expense	(516,657)	302
Total other (income) expense, net	(421,899)	6,769,192
Net loss	$(67,297)	$(7,167,808)
Deemed dividend on convertible preferred stock	(268,157)	--
Net loss attributable to common stockholders	(335,454)	(7,167,808)
Net loss per share, basic and diluted	$(0.06)	$(1.24)

Weighted average number of common shares outstanding , basic and diluted	5,904,877	5,763,416

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	June 30, 2013	March 31, 2013
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$3,301,447	$524,491
Restricted cash	23,571	42,294
Accounts receivable, net of allowance for doubtful accounts of $544 and $1,100 at June 30, 2013 and March 31, 2013, respectively	68,083	173,096
Other receivables	106,531	168,511
Inventory	888,364	1,229,397
Prepaid expenses and other	133,259	204,927
Total current assets	4,521,255	2,342,716
Property and equipment, net of accumulated depreciation of $2,905,650 and $2,868,610 at June 30, 2013 and March 31, 2013, respectively	251,342	265,508
Other assets
Intangible assets, net of $350 and $134,837 of accumulated amortization at June 30, 2013 and March 31, 2013, respectively	1,825	195,403
Deposits	145,201	145,201
Deferred debt issuance costs, net of accumulated amortization of $2,262,760 and $2,253,936 at June 30, 2013 and March 31, 2013, respectively	14,228	23,052
Total other assets	161,254	363,656
Total assets	$4,933,851	$2,971,880

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$383,960	$518,347
Notes payable – related party	83,649	122,026
Current portion – long term debt	1,109,012	899,399
Accounts payable	330,678	379,242
Accrued expenses	180,138	292,066
Customer deposits	156,248	156,929
Deferred rent	5,829	6,209
Total current liabilities	2,249,514	2,374,218
Long term debt	--	1,168,711
Total liabilities	2,249,514	3,542,929
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 and 0 shares issued and outstanding at June 30, 2013 and March 31, 2013, respectively	2,649	--
Common stock, $.001 par value, 750,000,000 shares authorized, 5,904,877 and 5,904,877 shares issued and outstanding at June 30, 2013 and March 31, 2013, respectively	5,905	5,905
Additional paid-in capital	79,015,408	75,427,217
Accumulated deficit	(76,339,625)	(76,004,171)
Total stockholders' equity (deficit)	2,684,337	(571,049)
Total liabilities and stockholders' equity (deficit)	$4,933,851	$2,971,880

AEROGROW INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Three Months Ended June 30,
	2013	2012
Net revenue
Direct-to-consumer	70.2%	94.0%
Retail	15.0%	3.1%
International	14.8%	2.9%
Total net revenue	100.0%	100.0%

SALES BY PRODUCT

	Three Months Ended June 30,
	2013	2012
Net revenue
AeroGardens	66.6%	36.7%
Seed Kits and Accessories	33.4%	63.3%
Total net revenue	100.0%	100.0%

EBITDA CALCULATION

	Three Months Ended June 30,
	2013	2012
Operating Loss	$(489,196)	$(398,616)
Add Back Non-Cash Items:
Depreciation	37,260	31,737
Amortization	1,061	3,842
Stock based compensation	43,531	63,384
Total Non-Cash Items	81,852	98,963

EBITDA	$(407,344)	$(299,653)

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755